UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934



                                  NeuStar, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64126X 20 1
                                 (CUSIP Number)
                                 --------------


                                December 12, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------            ----------------------------
CUSIP No. 64126X 20 1                       13G     Page  2 of  9  Pages
----------------------------------------            ----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Equity Partners, L.P. - (IRS Identification No.
                                                   13-3986317)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,401,987
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,401,987
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,401,987
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------------------            ----------------------------
CUSIP No. 64126X 20 1                       13G     Page  3 of  9  Pages
----------------------------------------            ----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Partners, LLC - (IRS Identification No. 13-4069737)

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,401,987
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,401,987
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,401,987
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------------------            ----------------------------
CUSIP No. 64126X 20 1                       13G     Page  4 of  9  Pages
----------------------------------------            ----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,401,987
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,401,987
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,401,987
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------------------            ----------------------------
CUSIP No. 64126X 20 1                       13G     Page  5 of  9  Pages
----------------------------------------            ----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,401,987
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            7,401,987
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,401,987
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    NeuStar, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    46000 Center Oak Plaza
                    Sterling, Virginia 20166

Items 2(a)          Name of Person Filing; Address of Principal Business Office:
                    ------------------------------------------------------------

This Amendment No. 1 to Schedule 13G is filed by and on behalf of (a) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, including two affiliated limited partnerships ("WPEP"); (b) Warburg, Pincus Partners, LLC, a New York limited liability company ("WP Partners"); (c) Warburg Pincus & Co., a New York general partnership ("WP"); and (d) Warburg Pincus LLC, a New York limited liability company ("WP LLC"). WP Partners is a subsidiary of WP and the sole general partner of WPEP. WPEP is managed by WP LLC.

WPEP, WP Partners, WP and WP LLC have shared dispositive and voting power with respect to 7,401,987 shares of Common Stock (as defined below).

Item 2(b)           Address of Principal Business
                    -----------------------------

                    The business address of each of the above named entities is 466 Lexington Avenue, New York, New York 10017.

Item 2(c)           Citizenship:
                    ------------

                    WPEP is a Delaware limited partnership.

                    WP Partners is a New York limited liability company.

                    WP is a New York general partnership.

                    WP LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Class A Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)           CUSIP Number:
                    -------------

                    64126X 20 1


                               Page 6 of 9 Pages

Item 3              Not applicable.

Item 4.             Ownership by WPEP:
                    -----------------

                    (a) Amount beneficially owned: 7,401,987 shares of Common
                        Stock

                    (b) Percent of Class: 11.0%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or direct the  vote: 0
                        (ii) Shared power to vote or direct the vote: 7,401,987
                        (iii) Sole power to dispose of or direct the disposition
                              of: 0
                        (iv) Shared power to dispose of or direct the
                             disposition of: 7,401,987

                    Ownership by WP Partners:
                    -------------------------

                    (a) Amount beneficially owned: 7,401,987 shares of
                        Common Stock

                    (b) Percent of Class: 11.0%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or direct the  vote: 0
                        (ii) Shared power to vote or direct the vote: 7,401,987
                        (iii) Sole power to dispose of or direct the disposition
                              of: 0
                        (iv) Shared power to dispose of or direct the
                             disposition of: 7,401,987

                    Ownership by WP:
                    ----------------

                    (a) Amount beneficially owned: 7,401,987 shares of
                        Common Stock

                    (b) Percent of Class: 11.0%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or direct the  vote: 0
                        (ii) Shared power to vote or direct the vote: 7,401,987
                        (iii) Sole power to dispose of or direct the disposition
                              of: 0
                        (iv) Shared power to dispose of or direct the
                             disposition of: 7,401,987

                    Ownership by WP LLC:
                    --------------------

                    (a) Amount beneficially owned: 7,401,987 shares of
                        Common Stock

                    (b) Percent of Class: 11.0%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or direct the  vote: 0
                        (ii) Shared power to vote or direct the vote: 7,401,987
                        (iii) Sole power to dispose of or direct the disposition
                              of: 0
                        (iv) Shared power to dispose of or direct the
                             disposition of: 7,401,987

                               Page 7 of 9 Pages

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    Not applicable.


Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ----------------------------------------------------------

                    WPEP, WP Partners, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among WPEP, WP Partners, WP and WP LLC is attached as Exhibit A to the original Schedule 13G filed with the Securities and Exchange Commission on July 11, 2005.

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

                    Not Applicable


                               Page 8 of 9 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 12, 2005

                                   WARBURG PINCUS EQUITY PARTNERS, L.P.

                                   By: Warburg Pincus Partners LLC,
                                        its General Partner

                                       By: Warburg Pincus & Co.,
                                              its Managing Member

                                   By: /s/ Scott A. Arenare
                                       -------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner


                                   WARBURG PINCUS PARTNERS LLC

                                   By: Warburg Pincus & Co.,
                                        its Managing Member

                                   By: /s/ Scott A. Arenare
                                       -------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner


                                   WARBURG PINCUS & CO.


                                   By: /s/ Scott A. Arenare
                                       -------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner


                                   WARBURG PINCUS LLC

                                   By: /s/ Scott A. Arenare
                                       -------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner